EXHIBIT 99.1

NCO Group, Inc.

Third Quarter 2007 Earnings Conference Call

Moderator: Michael Barrist

November 15, 2007

10:00 am ET

Operator:

Good morning. My name is Robin and I will be your conference operator today. At this time I would like to welcome everyone to the NCO Group Third Quarter 2007 Earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

Mr. Barrist, you may begin your conference.

Michael Barrist:

Great. Thank you, operator, and thank you, everyone, for joining NCO Group’s conference call for the third quarter of 2007. Statements in this conference call and our press release issued November 14th, other than historical facts, are forward-looking statements as defined under federal securities laws. Actual results might differ materially from those projected in the forward-looking statements. Factors that might cause actual results to differ materially are discussed in the company’s earnings press release. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements regardless of whether new information becomes available or future developments occur or otherwise.

Today’s call will cover several key topics. I’ll begin by providing both a financial and operational highlight of the quarter. I will then review in detail the quarterly operating highlights of each of our divisions, including new business opportunities and trends, and the growth and profitability of each operating unit.

After my prepared remarks John Schwab, our Chief Financial Officer, will provide a detailed overview of this quarter’s financial results. We’ll then open for questions.

During the third quarter, NCO reported a net loss of $3.1 million and EBITDA of $44.5 million. This compares to EBITDA of $39.9 million for the same period last year. The prior year period does include approximately $4.3 million of restructuring charges.

Revenue for the quarter was slightly below expectations and EBITDA was materially on target. These results are slightly behind our expectations for the quarter; however, when we take into consideration the adverse impact of the weaker than expected U.S. dollar, NCO exceeded its profitability expectations for the quarter.

NCO is organized into three operating units; accounts receivable management or ARM, customer relationship management or CRM and portfolio management.

During the third quarter of 2007, our ARM division operated below expectations in both revenue and EBITDA. Revenue for the quarter was $207.5 million as compared to $213.3 million in the third quarter of 2006. The decrease from the prior year was due to a variety of factors including more difficult than expected collection environment, a $1.4 million decrease in the amount of revenue this division derived from our portfolio management division as well as the impact of the ongoing transition of work to offshore locations which in many cases decreased revenue while maintaining or improving margins.

The decrease in revenue in this division derived from our portfolio management division was primarily the result of the runoff of the collections from large portfolios purchase in conjunction with two business combinations during the third quarter of 2005. These acquisitions created a large non-recurring revenue stream during 2006.

Additionally, the timing of the acquisition of portfolios during the current year impacted the amount of revenue this division derived from the portfolio management division.

Although our ARM division’s revenue decreased from the prior year, we continue to see improvement in our EBITDA percentage as a result of the ongoing restructuring we began in late 2005. These planned benefits to the ARM division’s cost structure in conjunction with the completion of the RMA integration, the maturing of the Department of Education contract and the increased volume needs of our clients, has positioned ARM for continued growth of both revenue and profitability as we move through 2007 into 2008.

In addition to the improvements I just discussed, ARM continues to focus on offsetting the adverse effects of client pricing pressure, increased requirements for data security, and any ongoing adverse effects in the difficult sub-prime market and volatility in fuel costs, through the careful balancing of our human resources here and offshore and through the ongoing deployment of virtual technology, including segmentation modeling and advanced predictive analytics as well as IVR technology that should improve our efficiency.

While this strategy is being executed against the backdrop of a more difficult operating climate relative to both revenues and margins we continue to believe that we’ll maximize this division’s business opportunities and its net contribution to NCO’s earnings.

During the third quarter we continue to see benefits from the investments we made in our U.S. Department of Education contract. The required upfront investments of labor, above and beyond what was expended in prior contracts with the Department of Education, continues to maximize our earnings opportunities with this client.

During the quarter labor costs, which shows the cost of an average employee in the company over time, decreased slightly in this division as compared to the last quarter. During the quarter our efficiency of labor, which shows the amount of labor utilized to drive revenue including the amount of new client labor drag, increased slightly from last quarter.

Revenue per CTE, or calculated time equivalent, shows the correlation between revenue and the amount of staff required to run our business over time. These numbers remained strong during the quarter due to the fact that we were able to more efficiently manage our labor through the use of automation and statistical segmentation. During the third quarter, revenue per CTE was approximately $6,080, $6,401 and $6,326 per month in July, August and September respectively.

As I previously discussed, our operating model dynamically manages expenses, taking into consideration current revenue trends and seasonality, cutting expenses were appropriate and in some cases increasing expenditures for certain key clients in order to maintain our performance amongst our peers, in an effort to maximize profitability. This also allows us to earn incremental business from clients as they continue to rationalize their internal call center and AR functions.

We also continue to use our size to leverage labor and our vendor relationships in order to improve our cost structures and maximize profitability. This business model, in conjunction with our foreign labor initiatives, also allows us to more effectively deal with the pressures of clients pushing for improved performance levels while also aggressively pursuing incremental client opportunities from those same clients. Growth from existing clients combined with new client wins gives us the opportunities we need to fulfill our growth and profitability expectations.

During the quarter, we continued to expand the collection of domestic bad debt contingency accounts in India, Barbados, Antigua and the Philippines, as well as Canada. We assess the effects of these labor markets on an ongoing basis and expect to continue to accelerate this movement of labor offshore as an effective strategy that will continue to yield a more cost-effective payroll structure for NCO as we move into the future.

At the close of the quarter we had approximately 1,591 employees in Canada, 621 employees in India, 536 employees in the Philippines and 490 employees in the Caribbean available to deliver service to U.S. ARM clients. Additionally, during the third quarter we continued to explore opportunities to further leverage foreign labor for a reduction of certain of our administrative, IT and accounting expenses.

Offering our clients the most cost-effective and efficient access to labor and expertise, with consolidated results from multiple locations in and outside the United States, is competitive advantage for NCO and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our services in the broader BPO industry.

While providing cost-effective access to better labor markets is critical to our long-term success, it is only one piece of a broader transition that’s been underway for many years. As we navigate through the back half of this year this division will continue to feel the adverse impact of the current collection environment and the ongoing effect of a weaker than expected U.S. dollar.

We will continue to work to offset these trends with ongoing efficiencies, incremental revenue derived from the substantial portfolio purchases during the first half of the year and increased account volume as a result of the impact of the economy on our client’s businesses.

For the third quarter of 2007, CRM operated below expectations in both revenue and EBITDA. The under-performance was primarily the result of an unanticipated change in the international deployment strategy of an existing client, unanticipated ramp up costs associated with several new client opportunities as well as the adverse impact of foreign currency exchange rates.

Revenue in CRM was $83.1 million as compared to $62.8 million for the third quarter of last year. The increase was primarily attributable to the ongoing ramp of new clients and incremental business from several existing and new client relationships, as well as additional revenue from the December 2006 acquisition of a CRM provider in Panama.

The good news is that this division has had a major positive turn of events with strong revenue growth and a return to profitability. And while some of these client changes I just discussed, in conjunction with continued deployment of new business above and beyond our original expectations, will pressure this division’s profitability in the short-term, the mid-term and long-term outlook continues to be very strong.

During the quarter this division continued to focus on the process of fine-tuning the operating attributes of each client engagement in order to further refine their operating model to reduce costs, increase pricing where appropriate and further deploy technology as well as advanced predictive analytics that reduce labor needs.

This process will result in some further reductions to our Canadian workforce as we work with our CRM clients to move that work to alternative geographic locations within the NCO network. These resultant improvements to profitability should begin during 2008.

At the end of the quarter this division had approximately 3,622 employees in the Philippines, 3,040 employees in Canada, 1,885 employees in Panama and 225 employees in the Caribbean set up to deliver service to U.S. CRM clients.

For the third quarter of 2007, the Portfolio Management division exceeded our expectation in both revenue and profitability primarily due to ramp up of newly acquired portfolios and the benefit of a refinement to our portfolio strategy designed to introduce sales opportunities earlier in the portfolio lifecycle. These positive events were dampened by the weaker than expected consumer payment patterns and the economy. Revenue for the quarter was approximately $45.1 million compared to $55.3 million in the third quarter of 2006.

In addition to an expected reduction in this division’s revenue as a result of the required revaluation of our portfolios under purchase accounting, this division was affected by the runoff of the collections from large portfolios purchased in conjunction with two business combinations during the third quarter of 2005, as well as weaker consumer payment patterns.

During the quarter this division purchased accounts receivable with a face value of $648.5 million for a total price of $14.2 million. Year-to-date this division has purchased accounts receivable with a face value of $3.9 billion for a total purchase price of $83.0 million. The activity year-to-date has positioned this division for a very productive balance of 2007.

Although we saw a decrease in purchases during the third quarter, we are anticipating a meaningful increase in the number of portfolios offered for sale during the fourth quarter as our clients execute their business plans against the backdrop of a more difficult consumer cycle.

Our Portfolio Management division continues to deploy its highly successful process of identifying and selling specific accounts that have a very low probability of collection with NCO resources. Due to the current seller-friendly debt purchase market, NCO can often realize a higher sales price than the present value of holding these older account pools and continuing to collect on them in-house. Additionally we have been pleased by the fact that we have not seen any material degradation in the cash flow from the older portfolios as a result of this process. During the quarter, we continued to use our modeling process to identify accounts for sale earlier in the collection cycle. During the third quarter this division recognized revenue from the sale of accounts of approximately $10.3 million compared to $13.1 million during the third quarter of 2006.

Given the likelihood that we will continue to operate in a challenging economic climate as we move through the fourth quarter and into 2008, we will continue to focus efforts on ways to leverage NCO’s market position in order to take advantage of portfolio purchases as well as servicing opportunities that are available.

Before I turn the call over to John I wanted to spend a moment on currency. During the quarter we continued to see an acceleration of the devaluation of the U.S. dollar primarily as it relates to the Canadian dollar. We believe this trend will continue and accordingly we are working with our clients to determine the best methodology to counteract the impact of this ongoing trend. This includes further price adjustments with our customers who leverage foreign labor as well as the transition of more seats out of Canada.

I’ll now turn the call over to John Schwab for a financial review of the quarter.

John Schwab:

Thanks, Michael. Revenue for the third quarter of 2007 was $307.2 million. This represents an increase of $5.6 million or 1.9% from the third quarter of last year and a decrease of $3.0 million or 1.0% from last quarter.

The company reported EBITDA of $44.5 million and a net loss of $3.1 million. In the prior year, the company reported EBITDA of $39.9 million and net income of $11.4 million.

Breaking the revenue down into components, the ARM segment reported $207.5 million of revenue in the current quarter as compared to $213.3 million last year and $210.6 million last quarter. This is a 2.7% decrease from third quarter of last year and 1.5% from last quarter.

The decrease over last year primarily reflects the more difficult collection environment, as Michael had said, that we experienced in 2007 and a $1.4 million decrease in revenue from the Portfolio Management division. The decrease over last quarter primarily reflects an expected seasonal decrease in our collections.

ARM included revenue of $28.5 million for services performed by portfolio management during the third quarter of this year compared to $29.9 million last year and $25.6 million last quarter. Included in the inter-company revenue for the third quarter of 2007 was approximately $4.7 million of commissions from the sales of portions of portfolio management’s bankruptcy accounts in certain older portfolios as compared to $5.4 million for the third quarter of last year and $875,000 for last quarter.

CRM reported $83.1 million of revenue in the current quarter compared to $62.8 million last year and $81.6 million last quarter. This is a 32.4% increase over the third quarter of last year and a 1.8% increase over the last quarter.

These increases are attributable to increased client volumes related to the implementation of new client contracts during 2006 and 2007 as well as the acquisition of Star Contact, a CRM provider located in Panama, in December of 2006. Star Contact accounted for $7.3 million of revenue growth over the prior year.

The implementation of new CRM contracts has progressed and the revenue from such opportunities has significantly impacted the division as reflected in the increases in revenue in the current quarter. However as we projected, there was pressure on our margins as these clients are ramping up to full capacity.

As we have discussed in the past, the company incurs significant unreimbursed training costs as well as labor and efficiencies as employees are learning the new client programs.

Portfolio Management generated $45.1 million of revenue this quarter. This compares to $55.3 million for the same quarter last year and $43.6 million last quarter. This is an 18.4% decrease from the same quarter last year and an increase of 3.4% over last quarter.

The decrease from last year primarily reflects the impact from the significant portfolios purchased in conjunction with the two business combinations in the third quarter of 2005 and lower revenue from portfolio asset sales.

Revenue from the sales of purchased accounts receivable this quarter was $10.3 million. This compares to revenue of $13.1 million in the third quarter of last year and $875,000 last quarter from the sale of purchased accounts receivable.

We continue to sell certain blocks of aged receivables from numerous portfolios. These receivables include bankruptcy accounts and others which are deemed to have a very low liquidation value in the NCO environment. And as Michael said, we are pleased that we have seen no degradation in collections on these portfolios as a result of the sales to-date.

Collections on purchased portfolios during the third quarter, excluding proceeds from sales, were $53.6 million compared to $58.1 million for the same quarter last year and $57.5 million from last quarter. The decrease from last year was again due to the acquisition of the two significant portfolios in the third quarter of 2005, through business combinations, as well as the more difficult collection environment.

NCO has experienced deteriorating collection patterns in the past several quarters as consistent with other debt purchasers. The company did not record any portfolio impairments during the current quarter since certain of these trends were anticipated and considered in the application of purchase accounting in connection with our going-private transaction.

We evaluate our portfolios for impairment on an ongoing basis and if the collections environment or consumer payment patterns continue to deteriorate we may be required to record impairments in future periods.

Moving on to expenses, on an overall basis payroll and related expenses as a percent of revenue increased slightly to 51.8% as compared to 49.8% last year and 51.6% last quarter. On an overall basis selling, general and administrative expenses as a percent of revenue decreased to 33.9% as compared to 35.1% last year and 34.1% last quarter.

The decrease from last year was primarily due to the higher revenue base in this current quarter and achieving expected leverage of our infrastructure. The third quarter of last year also included about $1.3 million of transaction-related charges and integration charges of $381,000.

During the third quarter of 2006 the company recorded restructuring charges of $4.3 million in connection with the RMA acquisition at the end of 2005 and the resulting restructuring of our legacy operations. Due to the going-private transaction interest expense was $16 million higher and amortization expense was $11 million higher in the third quarter of 2007 as compared to the prior year.

For the third quarter of 2007 we recorded an income tax benefit of $1.5 million. This was the result of losses in our domestic ARM and CRM operations during the quarter combined with a higher level of profits from our foreign operations which are taxed at very low rates.

Lastly I’ll give some notes on financial condition. At September 30, 2007, we had $30.5 million of cash and equivalents. During the quarter, Portfolio Management acquired $14.2 million of new portfolios with a face value of $648.5 million. Capital expenditures in the third quarter were $6.9 million or 2.6% of revenue for the quarter, up from $5.8 million or 1.9% of revenue in the prior quarter.

During the third quarter our accounts receivable days outstanding decreased to 46 days from 48 days in the prior quarter. Cash flows from our operations during the quarter were $20.4 million.

And now I’d like to quickly walk you through our financing activity. As of September 30, 2007, we had $31.0 million outstanding on a revolving line of credit and $63.9 million of remaining availability.

During the quarter we had borrowings, net of repayments, of $1.4 million of debt under the company’s non-recourse credit agreement, and as of September 30, 2007, the total amount outstanding under this facility was $54.5 million including the market value of the lenders’ residual interests which was $9.0 million.

Now I’ll turn things back to Michael.

Michael Barrist:	Thank you. Operator, we’d like to open it up for questions now.

Operator:	At this time I would like to remind everyone in order to ask a question please press star 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Again if you would like to ask a question please press star 1.

Your first question comes from the line of Peter Davis from Commerce Bank.

Peter Davis:	Yes. Good morning, gentlemen.

Michael Barrist:	Good morning.

Peter Davis:

With the repeated comments of weakening in the collections market can you quantify that? Can you quantify that in terms of dollars of labor or expense to collect a dollar of revenue or whatever metric you guys do? And what kind of a percentage increases in cost has this led to?

Michael Barrist:	I don’t know that I can quantify it on this call. We certainly look at a lot of metrics internally, but you basically have two impacts happening here that are bad and several that are good.

The two that are bad is that every dollar that is assigned to us to collect, we are able to collect less of that money. And primarily where we see the degradation is our ability to get a big balance in full payment and/or a down payment from a consumer.

More consumers are ending up on payment arrangements and what’s happening is we’re probably getting the same number of consumers to enter into some type of arrangement but it’s taking longer to transition those people to long-term payments as opposed to quick payments—them being able to access a home equity loan and/or, in the last year or so open credit card balances.

We also see a higher degree of what I’ll call payment creep, meaning people who pay monthly. They creep a week and they lose a little bit of time. All things that would be indicative of a more difficult consumer environment, primarily just less cash in the consumer’s pocket, more utility costs and those types of things.

There is certainly a component of increased labor and expenditure because one of the things obviously we’re trying to do is recapture some of that revenue via sending incremental letters and applying more telephony to those accounts. And that ebbs and flows a little bit with client pressure and competition because certainly to the extent our competitors are willing to step and make less margin, we have to in some cases follow suit.

So that’s the bad news, and I don’t have specific statistics to give you on the phone today because we typically don’t put out those types of numbers.

The good news is that everything we’re feeling, our competitors are feeling and our clients are feeling. So our business is getting busier, meaningfully busier. It started with the early stage delinquency management part of the business, meaning the people that work on what we call first party, working for the clients, on people that are slightly delinquent. They’ve missed several payments. We’re doing a lot of ramp up in that space. A lot of people want more resources.

And now it’s beginning to flow through to the bad debt charge-off cycle including our belief that the fourth quarter purchase opportunities will be very, very large as clients try to kind of recover some of the dollars that they’re losing in their bad debt recovery cycle. So there’s some good news behind the bad news. It’s just right now it’s a difficult environment, and I will tell you it kind of ebbs and flows.

In the third quarter we had a very rough August. This quarter October was a little more difficult, and November’s trending a lot better. So it seems to be a little bit choppy, which I don’t think is that inconsistent with kind of consumer sentiment that’s going on.

So the good news is we’re navigating our way through it. We’ve been through these cycles before. We’re in lots of different businesses and we think that’s helpful in a cycle like this, and we’re well positioned to take advantage of all the opportunities that come behind this on both purchase and service.

Peter Davis:	Great, thank you.

Operator:	Again to ask a question please press star 1.

You have a follow up question from the line of Peter Davis from Commerce Bank.

Peter Davis:

Yes, just looking for a little more color on the Canadian dollar and the foreign exchange translation. I was looking at the number of employees that you have in Canada and just sort of wondering what percentage of your revenue overall do you collect or produce out of the Canadian market? And in terms of the negative expense impact from salaries I presume in the quarter, what was that dollar amount versus your original quarterly budget?

Michael Barrist:

A couple of pieces, one is we have a Canadian subsidiary but the reality is that is actually helping us a little right now because the net profits we earn up there from Canadian clients actually are worth more today than they were before.

On an overall basis currency adversely impacted our quarter beyond what we expected by about $2.1 million, and that’s a mixture of bad news on the Canadian dollar, bad news on the Philippine peso, counteracted by some good news on the foreign subsidiaries where we made a little bit more profit on that.

The reason we don’t really track outside of the revenue of the pure Canadian subsidiary is a lot of the tasks that are done in Canada for U.S.-based clients are interwoven with other tasks. So we may have a revenue stream of $1 million a month from the client and that revenue stream is delivered via people here, people in Canada and people in the Philippines, so we don’t really break out the revenue purely by that. We look at it more as an expense drive.

It’s an ongoing process to try and resolve this. This is not a new problem. It’s gotten a lot worse very quickly. It’s a trend that’s been going on for a while and the way you counteract it is you adjust client pricing, which in some cases we’re able to do, although in a lot of ways lately it’s like running into the wind because very few clients want to just purely be billed off the Canadian dollar. They want some type of quarterly adjustment.

So we are working with clients to adjust pricing and we are working to pull jobs out of Canada. I mean ultimately the bottom line is I spend a lot of time kind of thinking about this or reading about it and one of my friends who’s an economist told me stop overdoing the thought process. Basically Canada has oil and we don’t and it’s going to get worse.

We need to lower the job count in Canada and we are focusing on that right now and bringing that down. I mean we’re not running for the border; that’s not an option, it’s too disruptive. But, over the next couple of years as leases come up and opportunities present themselves, the clients have choices either to pay more, which you can imagine they don’t really want to do, or transition more labor offshore.

So it’s an ongoing process and our expectation is it continues to be bad to worse and we will continue to focus on it. And again it’s not all bad. I mean many clients have stepped up and worked with us to adjust pricing. It’s just we’re not real optimistic that this is going to be a long-term, that’s a long-term solution because we’re at the point right now where it’s basically the same price as in the U.S.

Peter Davis:	Gotcha. Thank you.

All:	Thank you.

Operator:	Your next question comes from the line of Anad Krishan from Fore Research and Management.

Anad Krishan:

Hi, good morning. A question related to the Portfolio Management business. You indicated that in fourth quarter you expect more charge-off things to come out for purchase. Can you talk about, you know, how aggressively you’re going to expand that business, use of cash for buying those portfolios and what are the pricing trends that you are seeing when you’re bidding for those kinds of portfolios?

I know a little while back it was extremely competitive when prices were running higher. Has that changed at all? Thanks

Michael Barrist:

Okay, let me start with the last part of the question. We have definitely seen a retrenchment in pricing. And it’s kind of interesting to us having been doing this for a very long time, as you’ll recall, I don’t know how long you’ve followed our company but for many, many years we were kind of the only person out there taking impairments and kind of realizing that some of this had priced too high. And maybe it’s because we do so much service work; we really have a fairly good handle on how these assets perform.

So pricing got real high and we got locked out of a lot of markets like telecom, which subsequent to those transactions a lot of people took big write-offs in them. We have now seen a big retrenchment in utilities and telecom on pricing down to very rational levels where we look at it and we understand what we can collect on it and we feel we can make a reasonable profit on it.

Banking, I have not seen as much of a retrenchment yet but it is less irrational and we are very optimistic that this fourth quarter process will be a very rational process because from noting that some of the competitors are now taking impairments, I realize that everybody’s having these same struggles and everybody’s very, very focused on not what we’ve done in the past but what we can do in the future with these portfolios against the current economic backdrop.

As far as what’s going to be out there, it is our view that especially in banking but also in utilities, we are going to see a very large concentration of portfolios offered for sale. Some of these, the majority of them given who we are in the marketplace, will be portfolios we have direct experience with and we’re going to pick and choose wisely things where we think we can have meaningful impact.

We’re certainly going to buy to the higher end of our budget of what we can spend. We’re not going to overspend our budget, not necessarily because of cash, because we have the Cargill partnership, but the bigger issue is we have to have resources in-house to work the paper.

So my view is that the first constraint we will hit as a company in how much we are able to buy if it gets really full out there is going to be how much we are able to absorb within our infrastructure to work.

We finance a good portion of these portfolios with Cargill. We have a very good working relationship with them so the cash flow impact should not be that meaningful. We also have flexibility with them to do one-off special type financing deals if we think there’s an unusual scenario that’s a really good opportunity.

So right now we think it’s probably a buyer’s market in the fourth quarter. We have a lot of resources teed up here to do analytics and underwriting and we’re going to make some smart choices. Again spend to the higher end of what we would spend in a quarter but we’re not going to go 2x, 3x what we would typically want to spend because again we don’t have the resources to work it.

And I think pricing will be rational in banking and I think pricing will be good for a company like NCO in utilities and telecom just because of the machine we have here to collect it.

Anad Krishan:	Now when you say banking, is it primarily credit card receivables?

Michael Barrist:	It’s a mix but it is primarily, the overwhelming majority is credit cards.

Anad Krishan:

Okay. And can you also help me understand as to how you go about, you know, forecasting what you can collect over the next couple of years? So I presume, you know, you’ll have your own internal models. And what are the factors that are put in the internal model to come up with like what would be the best price that you would be willing to pay?

Michael Barrist:

When we underwrite a portfolio on the front end, we’re looking at a variety of data points including past experience. Hopefully on that particular portfolio because we may have worked it as a service provider. But if not, on that particular portfolio, on a similar portfolio.

So for example if it’s a wireless client that’s selling a portfolio and we’ve worked the paper, that’s the collection curve we will use. If it’s a wireless client that is not, we’ll use a general wireless curve. We look at credit score, we look at other attributes, we look at all types of factors that effect valuations, geography, and we create an anticipated collection curve which includes dollars and shape of curve as to the timing of the money. And then we work off of that curve.

Now one of the things that we’re constantly applying to that curve for portfolios we own is trend. What is the trend on the collections? Are we hitting that curve, are we below that curve, are we above that curve? And we’re looking at near-term trends as well as long-term trends because you’re in an environment right now where near-term trends on a vintage portfolio are going to be more indicative of what’s happening as opposed to long-term trends.

And again all of that is going into driving potential – and I don’t think it’s much different than our competitors driving potential and their actual impairments.

Again, as John discussed, when we had to do our purchase accounting in the fourth quarter, and again we were one of the only companies that ever took impairments, so we had a lot of impairments over time which you would expect in this business, normal course impairments, when we did our purchase accounting in the fourth quarter we certainly looked at a lot of near-term trends and some of the deterioration that was already evident at that point and took that into consideration. That’s why we haven’t had a lot of impairment activity to-date.

But, you know, that model process and that trend process of looking at how we’re doing against that curve in the near-term and the long-term is what is driving our forecast of what’s left in those curves. And that forecast is going to drive or not drive impairments.

Anad Krishan:	And at what point do you think this consumer slowdown hits the bottom? What are you guys internally thinking?

Michael Barrist:	As far as when we bottom out?

Anad Krishan:	Yeah.

Michael Barrist:

My gut as a business person and a person who interacts with, I’ll call it the most affected consumer, the consumer with the least dollars in their pocket, is that we are nowhere near that point yet. I think it rolls well into next year. That’s just my personal viewpoint.

I may be watching the news in January and hearing we had the greatest Christmas shopping season ever and everything’s great. But my view is with fuel prices where they are at the gas pump and where they’re going to be for people’s homes, people will do a certain level of Christmas shopping because they just do it – it’s a holiday and they do it – that things get tougher and tougher for the bottom 10% of consumers.

Anad Krishan:	And are a majority of the people you collect from are not homeowners? Do you have any kind of insights into homeownership trends?

Michael Barrist:

No, I don’t have any specific insight into homeownership, except for two factors. One is a fewer number or a lower number of our consumers are homeowners just by definition or they tend to be people that have financial issues.

Anad Krishan:	Sure.

Michael Barrist:

The homeownership issue that’s out there right now of equity values changing did impact us but I would tell you it impacted it us a year to a year and a half ago whereas people we would routinely borrow from people and to the extent they owned a home or their parents owned a home or a friend owned a home, we would try and get them to go borrow money and pull some cash out to create a down payment. That well dried up a while ago, and the next well they went to is credit cards and that’s now drying up.

So a smaller percentage of our people are homeowners but again I don’t think that that specific trend in and of itself, an increase in foreclosures and whatnot, is currently downgrading us or hurting us. I think that hurt happened a year ago and we kind of went through that.

Anad Krishan:	Okay. One final question. The healthcare area, are you seeing any ramp up in what you are doing in that domain?

Michael Barrist:	I didn’t hear your question.

Anad Krishan:

The healthcare? I mean I know you guys play in the utilities, telecom and banking but healthcare is also one of the areas I think you wanted to ramp up on. Just wanted to get an update as to how that’s progressing?

Michael Barrist:

Sure. On the service side of our business we are the largest provider of healthcare receivable services and that division continues to do very well. The collectability there has not been impacted as much because a lot of our money we do collect comes from third parties like insurance companies. And we are the largest purchaser of healthcare receivables other than hospitals. We purchase a lot of doctors’ based receivables and that business continues to do very, very well.

Some of our competitors in purchase have kind of tiptoed into the healthcare market. A few of them have announced that they’re getting out of it. It’s a very highly specialized thing that you need a lot of experience in. And we have not had a high degree of success in selling hospitals but again the physician market is really where we make our money – high reward, lower risk and we like that space. So that business is actually doing fairly well.

Anad Krishan:	Okay, thanks a lot. Good luck.

Michael Barrist:	Thank you.

Operator:	Your next question comes from the line of Bill Sutherland from Boenning & Scattergood.

Bill Sutherland:	Oh, wow. Michael, how are you?

Michael Barrist:	Got another new job, Bill?

Bill Sutherland:	I get a new job every time I have a conference call. The name changes every time.

While you’re on healthcare, Michael, have you all been thinking about expanding that business into, you know, beyond collections?

Michael Barrist:

You know, we have and I don’t want to get too far down this path but obviously there’s a trend to offer credit type products and other types of services to the patients of our clients that need to pay over time. And that is a business that we look at with great interest.

Some people have already kind of jumped into that and we think we have a strong advantage in that we’re pretty tightly linked into the ability to collect those receivables and accordingly offer some of those products with limited recourse to the hospitals.

It’s something we look at very carefully because once you move up the delinquency chain to current the risk goes up dramatically and the reward comes down, and I don’t think that makes a whole lot of sense but that’s the way it works.

So, when you buy a portfolio at 50 basis points and you have some problems, you can usually call your way of those problems. You buy a portfolio at 82% advance rate, it’s a little harder to get out of it.

So we are looking at that, we are working with some different folks that we partner with now and we’ll probably take a little bigger step into that over time but we’re doing it pretty cautiously.

Bill Sutherland:	And have you ever looked at the billing and coding side too?

Michael Barrist:

You know, we have and what we’ve really determined is it’s very, very hard for a company like us to come into that and make money short of buying something. And the offshore buyers are just coming in and gobbling those companies out of huge EBITDA multiples – I mean it’s something we’d be interested in.

It’s certainly something if we found the right opportunity we would do it, but based on some of the multiples I’ve seen paid for those businesses, we’re not going to build it because we can’t compete and it’s unlikely we’ll be able to find something to buy unless something comes up broken or one of those does not go well.

Bill Sutherland:	Yeah, (McCaffrey) kind of raised the bar there. Well, the offshore business, did you all put out a number as far as how much you’re doing offshore now in the CRM group?

Michael Barrist:	We issue the number of employees that are offshore. We did not give a percentage of offshore.

Bill Sutherland:	Okay. Is it approximately a quarter or can you ballpark it?

Michael Barrist:	You know that?

Bill Sutherland:	And I’m forgetting, Michael, did you go mostly to the Philippines?

Michael Barrist:	Of our hard offshore, the Philippines is our largest location. We have a great shop in Panama or a series of shops in Panama followed by India and Caribbean.

I don’t have the exact percentages here. It looks like if you exclude Canada it looks like about a third, if you exclude Canada.

Bill Sutherland:	Okay. And is that where you’re putting most of your additional seats?

Michael Barrist:

In the Philippines? Yeah, actually we’re going to be opening a second site in the Philippines; Panama and South America we’re going to continue to expand. And we’re looking right now at other labor markets. I mean ultimately we need to pick one more labor market. India has worked out okay for us; I can’t tell you we’re going to end up with 5,000 people there because we’ve had a much better experience in the Philippines and in Panama.

Bill Sutherland:	M-hmm.

Michael Barrist:

But we are looking elsewhere and I think we just had a team in Vietnam, which is not ready for prime time yet. But we’re all over the globe looking to pick. I want to pick wisely. There’s a lot of clients and a lot of competitors running around opening in 20 different countries all at once. That’s probably not a good strategy. We’ve got to pick a next country. We will do that shortly and build some resources there and go in there because it takes years to really get it right.

Bill Sutherland:	And as far as the ARM business, that’s still very limited as far as offshore?

Michael Barrist:

It’s not as limited because the clients are hearing from most of their vendors about the pricing issue of—labor’s killing us. Apparently some of us, and I think we’re kind of at the head of this, I’ve used a lot of segmentation modeling and automation to pull some of the labor out of the mix but when your labor, when the Canadian dollar goes from, 85 cents to $1.08 across a year and a half, two years, that’s a big problem.

And you can again push for price increases; maybe you get a little bit but they don’t want to pay it so they’re going to have to let more work offshore. The opposite problem is you want to make sure they don’t come back and say okay, we’ll let you take it offshore; we want more pricing concessions. But quite frankly, even if we have to give them some of that savings we’ll still end up in a better place.

Bill Sutherland:

The last thing I wanted to ask you is I know that group’s expanding rapidly and that obviously puts pressure on margins. Do you foresee a growth, you know, like an expansion curve in the future where you do get some decent operating margin on the revenue?

Michael Barrist:	You said that’s group’s expanding rapidly. ARM?

Bill Sutherland:	CRM, sorry.

Michael Barrist:

Oh, CRM. The currency adversely effected CRM but those clients are more in tune with price adjustments. The bigger impact CRM is having right now is we had a very large client kind of make a change on us which, as it goes in that business, that from a P&L perspective we bear the brunt of that.

Bill Sutherland:	What, did they go offshore?

Michael Barrist:

It was, they were going hard offshore, and they rethought it, they’re staying in North America for a bigger piece. And some of those desks have been promised to others. It’s a long, complicated story, but some of those desks had been promised to some other people and we had to do a big about face and retrain a whole bunch of people. So we got caught in kind of a perfect storm there.

Some of the issues of CRM are good news issues, which is we have a major technology company spinning up that’s going to anywhere from 70 seats to somewhere between 300 and 500 seats next year.

So, we’re having some growing pains there with that but I don’t really worry about that. That’s a good problem.

Bill Sutherland:	So I mean just as you kind of think through next year preliminarily there’s no reason CRM shouldn’t start to contribute an operating profit, right?

Michael Barrist:	Well, I think it does right now but CRM we believe will be better next year. This year’s way better than last year and we believe that we’ll be better again next year.

Bill Sutherland:	Okay. Well, I’ll catch up further with you later.

Michael Barrist:

And that’s a business that seems to be, there’s still noise there, don’t get me wrong, but it’s the one business that despite the noise, we understand the noise and the plan to deal with the noise is pretty much in place. ARM we understand the noise; it’s not as easy to fix, with difficult collection environment.

Bill Sutherland:	M-hmm.

Michael Barrist:	CRM, when the Canadian dollar shoots up at a rocket’s pace, we work with the clients and try to adjust price and we try to move labor. You can build a solution to that pretty effectively.

Bill Sutherland:	And have you hedged the currency?

Michael Barrist:

Yeah, we for a very long time have bought forward contracts. We don’t trade currency so, in hindsight maybe we should have bought a couple of hundred million dollars of Canadian dollars at 85 cents, but that’s not our business. We basically have a hedging and a forward strategy which is really designed to give us visibility as to what the next quarter’s going to look like but it’s not going to solve this problem.

We have to solve this problem by picking what clients want to pay for what labor and what markets and pricing. It’s supply and demand, you know? Canadian seats are going to have a price and if clients don’t want those seats then seats are going to have to leave Canada and go elsewhere.

Bill Sutherland:	Right. All right, catch up with you later.

Michael Barrist:	Thanks, Bill.

Operator:	And at this time there are no further questions.

Michael Barrist:	Great. Thank you, everyone. Thank you, everyone, for joining our call today. As always, if you have additional questions please feel free to call myself, John Schwab or Brian Callahan.

Operator:	And this concludes today’s conference call. You may now disconnect.

END